Exhibit 10.2

LEASE

This Lease is made this 21st day of July, 1995, between One Directory Place LLC, a Colorado limited liability company (“Landlord”), whose address is c/o DPC Development Company, 7000 E. Belleview Avenue, Suite 290, Greenwood Village, Colorado 80111, and Directory Printing Company, a Delaware corporation (“Tenant”), whose address is 380 West 37th Street, Loveland, Colorado 80538.

I.	GENERAL

1.1 Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2 Exhibits and Addenda to Lease. The Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda shall control. The exhibits and Addenda to this Lease are:

Exhibit A –	Summary of Basic Lease Terms
Exhibit B –	Site Plan
Exhibit C –	Description of Tenant’ s Personal Property and Equipment
Addendum No. 1 –	Environmental Rider
Addendum No. 2 –	Additional Provisions

II.	DEMISE OF PREMISES.

2.1 Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Demised Premises •as hereinafter defined, for the Lease Term as hereinafter defined, subject to existing covenants, conditions, restrictions, easements and encumbrances affecting the same.

2.2 Demised Premises. The “Demised Premises” shall mean the Property.

2.3 Address. The address of the Demised Premises is the address set forth in Exhibit A.

2.4 Land. “Land” shall mean the parcel of real property more particularly described in Exhibit A attached hereto, containing the approximate number of acres of land area set forth on Exhibit A attached hereto.

2.5 Building. “Building” shall mean the Building constructed or to be constructed on the Land of the type set forth in Exhibit A attached hereto, containing approximately the number of square feet of interior space set forth on Exhibit A attached hereto.

2.6 Improvements. “Improvements” shall mean the Building as hereinafter defined, the Parking Area as hereinafter defined, and all other fixtures and improvements on the Land, including landscaping thereon.

2.7 Property. “Property” shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements other than Tenant’s fixtures, equipment, and personal property listed on Exhibit C.

2.8 Parking Area. “Parking Area”, shall mean that portion of the Land which is or is to be paved and otherwise improved for the parking of motor vehicles.

2.9 Covenant of Quiet Enjoyment. Landlord covenants and agrees that, provided Tenant is not in default and keeps, observes and performs the covenants and agreements of Tenant contained in this Lease, Tenant shall have quiet and peaceable possession of the Demised Premises and such possession shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

2.10 Condition of Demised Premises. Tenant covenants and agrees that, upon taking possession of the Demised Premises, and except as expressly set forth in Addendum No. 1, Tenant shall be deemed to have accepted the Demised Premises “as is” as such term is defined in Section 14.24 in Addendum No. 2. To the extent that the Demised Premises are not in all material aspects in good repair and working order and in material compliance with all applicable laws, regulations and codes, Tenant agrees to take all necessary actions, consistent with the provisions of this Lease, to bring the Demised Premises into compliance with the provisions hereof, at Tenant’s sole cost and expense.

III.	TERM OF LEASE

3.1 Lease Term. “Lease Term” shall mean the period commencing at noon on the commencement date specified in Exhibit A attached hereto and expiring at noon on the expiration date specified in Exhibit A attached hereto.

3.2 Right of Early Termination. Tenant shall have a one time right to cancel this Lease as of the beginning of the eleventh Lease year (the “Termination Date”), by giving landlord no less than one year’s advance written notice of Tenant’s election to terminate. To be effective, Tenant’s notice to terminate must be accompanied by a simultaneous payment to Landlord in good funds of an amount equal to the total of all Rent due (including a good faith estimate of Additional Rent) or to be due Landlord hereunder for Lease years eleven and twelve. The term “Lease Year” as used herein shall refer to each twelve (12) month period beginning August 1 of each calendar year and ending on July 31 of the following calendar year. Regardless of the tendering of such notice to terminate, Tenant shall remain liable for the full, timely performance of all of its obligations hereunder through and including the Termination Date. Tenant’s estimated payment of Additional Rent for years eleven (11) and twelve (12) shall be based upon the average actual Additional Rent for years eight (8) and nine (9) plus four percent (4%) per annum thereafter with the only adjustment from years eight (8) and nine (9) being a reduction in utility costs. Utility costs shall be reduced and paid in an estimated amount necessary to adequately light the Premises and maintain the operation of all heating, ventilation, air conditioning, electrical and mechanical systems in good working order during Lease years eleven and twelve. Tenant’s payment of Additional Rent for years eleven (11) and twelve (12) shall be a final settlement (without reconciliation for actual Additional Rent in such years) except for utility costs, as described above, and items of maintenance, repair or replacement described below. Tenant’s payment of Additional Rent shall be accompanied by documentation in reasonable detail supporting such payment and shall include appropriate amounts for the performance of any maintenance, repairs and replacements which may be necessary for Tenant to leave the Demised Premises in the condition required by this Lease on the Termination Date. Tenant acknowledges and agrees that if Tenant exercises its right of early termination, Landlord shall have no duty or obligation to relet the Premises at any time thereafter; provided, however, that if Landlord elects to relet the Premises to a third party (on such terms and conditions as Landlord may determine, in its discretion) and during the period which would have been Lease years eleven through fifteen, inclusive, Landlord receives Basic Rent from such party (net of Landlord’s reasonable costs and expenses to lease the Demised Premises, including, without limitation, leasing commissions, leasehold improvements and attorney fees) in an amount which, when added with the Basic Rent paid by Tenant for Lease years eleven and twelve in connection with the exercise of its termination right, exceeds (the “Excess Rent”) the Basic Rent which otherwise would have been payable hereunder for Lease years eleven and twelve. The Excess Rent amount shall be due and payable within ninety (90) days following July 31, 2010, and shall be based solely on actual Basic Rent received by Landlord during Lease years eleven through fifteen.

IV.	RENT AND OTHER AMOUNTS PAYABLE.

4.1 Basic Rent. Tenant covenants and agrees to pay to Landlord, without offset, deduction or abatement, except as expressly set forth herein, basic rent for the full Lease Term in the amount specified as basic rent in Exhibit A attached hereto (“Basic Rent”). All monetary requirements referred to in this Lease shall be in United States dollars.

4.2 Monthly Rent. Basic Rent shall be payable monthly in advance, without notice, in equal installments in the amount of monthly rent specified in Exhibit A (“Monthly Rent”) commencing on the first day of August, 1995, and continuing on the first day of each month thereafter for the balance of the Lease Term. Basic Rent for the period from the Commencement Date through and including July 31, 1995 has been paid by Tenant to Landlord in connection with the execution of this Lease.

4.3 Place of Payments. Basic Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified in Exhibit A, or such other place as Landlord may, from time to time, designate in writing.

4.4 Lease a Net Lease and Rent Absolute. It is the intent of the parties that the Basic Rent provided in this Lease shall be a net payment to Landlord; that the Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Demised Premises, including any damage or destruction affecting the Demised Premises, and any action by governmental authority relating to or affecting the Demised Premises, except as otherwise specifically provided in this Lease; that the Basic Rent shall be absolutely net and payable without offset, reduction or abatement for any cause, except as expressly provided herein; that Landlord shall not bear any costs or expenses relating to the Demised Premises or provide any services or do any act in connection with the Demised Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Basic Rent, Additional Rent to cover costs and expenses relating to the Demised Premises, all as hereinafter provided.

4.5 Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, all costs and expenses relating to the Demised Premises, all as hereinafter provided and to pay all other amounts payable by Tenant under the terms of this Lease (“Additional Rent”). Costs and expenses payable by Tenant as Additional Rent shall include (a) taxes and assessments; (b) insurance costs; (c) utility charges; (d) operating expenses; (e) maintenance, repair and replacement expenses, and (f) all other costs and expenses relating to the Demised Premises during or attributable to the Lease Term, all as hereinafter provided in this Lease.

4.6 Monthly Deposits for Taxes and Insurance. [Intentionally Deleted]

4.7 Security Deposit. [Intentionally Deleted]

4.8 General Provisions as to Monthly Deposits and Security Deposit. [Intentionally Deleted]

V.	TAXES AND ASSESSMENTS

5.1	Covenant to Pay Taxes and Assessments.

(a) Tenant covenants and agrees to pay, as Additional Rent, all Taxes and Assessments, as hereinafter defined, which accrue during or are attributable to the Lease Term. “Taxes and Assessments” shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or any part thereof, or upon any building, improvements or personal property at any time situated thereon.

(b) Tenant shall pay all Taxes and Assessments directly to the applicable taxing authority and shall provide Landlord with written evidence thereof, satisfactory to Landlord, no later than thirty (30) days prior to the date when any installment of Taxes or Assessments is due. If Tenant fails to provide Landlord with timely evidence of the payment of Taxes and Assessments, Landlord shall have the right, but not the obligation, to pay such amounts without notice to Tenant, and all amounts paid by Landlord shall earn interest until repaid at the interest rate specified in section 12.8 below.

5.2 Proration at Commencement and Expiration of Term. Taxes and Assessments shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the date of commencement of the Lease Term and the date of expiration of the Lease Term, except as hereinafter provided. Additionally, for the year in which the Lease Term expires, Tenant shall be liable without proration for the full amount of Taxes and Assessments relating to any improvements, fixtures, equipment or personal property which Tenant is required to remove or in fact removes as of the expiration of the Lease Term, as described on Exhibit C attached hereto, and Taxes and Assessments related to any other improvements, fixtures, equipment or personal property which Tenant does not have .the right or obligation to remove, shall be prorated between Landlord and Tenant. Proration of Taxes and Assessments shall be made on the basis of actual Taxes and Assessments.

5.3 Special Assessments. In the event any Taxes or Assessments are payable in installments over a period of years, Tenant shall be responsible only for installments for periods during the Lease Term with proration, as above provided, of any installment payable prior to or after expiration of the Lease Term.

5.4 New or Additional Taxes. Tenant’s obligation to pay Tenant’s Pro Rata Share of Taxes and Assessments shall include any Taxes and Assessments of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of or the rents received from the Property, other than income taxes of Landlord. For the purposes of computing Tenant’s liability for such new type of tax or assessment, the Property shall be deemed the only Property of Landlord.

5.5 Right to Contest Taxes. Tenant shall have the right to contest Taxes and Assessments, as hereinafter provided. Any contest of Taxes and Assessments by Tenant shall require Landlord’s prior written consent, not unreasonably withheld, as to all material issues or decisions concerning the contest, including, without limitation, any settlement thereof and Tenant shall indemnify and hold Landlord harmless from any and all costs or expenses, including reasonable attorneys’ fees incurred by or asserted against Landlord in connection with such contest. During the last two (2) years of the term of the Lease, Landlord shall have the sole right to contest Taxes and Assessments, unless Tenant exercises its right to renew the term of the Lease.

VI.	INSURANCE

6.1 Casualty Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term, Casualty Insurance as hereinafter defined. “Casualty Insurance” shall mean fire and extended coverage insurance with respect to the Demised Premises (as the same may be expanded hereunder), in an amount equal to the full replacement cost thereof as adjusted for inflation (exclusive of land value and foundation costs), and with coverage for all risks, vandalism and malicious mischief, sprinkler leakage, boilers, and rental loss and Tenant shall at all times be solely responsible for the payment of any deductible thereunder. Casualty Insurance obtained by Tenant shall name Landlord, Tenant and any mortgagee or holder of a deed of trust as an insured party as its interest may appear. Tenant covenants and agrees to pay the cost of Casualty Insurance as Additional Rent. Tenant shall be responsible for obtaining, at Tenant’s option, cost and expense, insurance coverage for property of Tenant and for business interruption of Tenant.

6.2 Liability Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term, and to pay the premiums and costs of, Liability Insurance as hereinafter defined. “Liability Insurance” shall mean comprehensive general liability insurance covering public liability with respect to the ownership, use and operation of the Demised Premises, with limits of not less than $10,000,000 combined single limit of liability, with endorsements for assumed contractual liability with respect to the liabilities assumed by Tenant under Section 8.24 of this Lease, retention or self-insurance provision contained therein, unless otherwise approved in writing by Landlord. After the first five (5) Lease years, Landlord may from time to time, upon notice to Tenant, determine to increase the limits herein provided for to reflect general inflation or changes of business circumstances, but only to the extent that such increases are reasonably consistent with insurance requirements imposed by landlords of similar commercial facilities.

6.3 General Provisions Respecting Insurance. Except as otherwise approved in writing by Landlord, all insurance obtained by Tenant shall be on forms and with a financially sound and reputable insurance company rated A+8 or better by A.M. Best (or a comparable rating by another insurance rating service reasonably selected by Landlord if A.M. Best ceases to publish insurance ratings); shall name Landlord and the holder of any mortgage or deed of trust encumbering the Property as insured parties, as their interests may appear; and shall contain a waiver of rights of subrogation as among Tenant, Landlord and the holder of any such mortgage or deed of trust; shall provide coverage on an occurrence basis; and shall provide, by certificate of insurance or otherwise, that the insurance coverage shall not be canceled or altered (except for alterations in coverage under umbrella policies which do not involve or affect the Demised Premises) except upon 30 days’ prior written notice to Landlord and the holder of any such first mortgage or deed of trust. Certificates of insurance obtained by Tenant shall be delivered to Landlord who may deposit the same with the holder of any such first mortgage or deed of trust. In the event that, during the term of this Lease, any one or more of the insurance coverages or requirements of this Article VI are no longer commercially available, Landlord and Tenant shall agree upon comparable alternatives, taking into account what is then being obtained or required by landlords of other comparable commercial facilities.

6.4 Cooperation in the Event of Loss. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery.

VII.	UTILITY, OPERATING, MAINTENANCE AND REPAIR EXPENSES.

7.1 Utility Charges. Tenant covenants and agrees to pay all charges for water, sewage disposal, gas, electricity, light, heat, power, telephone or other utility services used, rendered or supplied to or for the Demised Premises and to contract for the same in Tenant’s own name.

7.2 Exterior Facilities Maintenance. Tenant covenants and agrees to pay, as Additional Rent, all costs and expenses of operating, repairing, maintaining and upkeep of the exterior facilities including, without limitation, upkeep and replanting of grass, trees, shrubs and landscaping; removal of dirt, debris, obstructions and litter from Parking Areas, landscaped areas, sidewalks and driveways; repairs, resurfacing, resealing, restripping, sweeping the Parking Areas, sidewalks, and driveways; sprinkler systems; repair and/or replacement of the roof; wail and structural repairs; building signs; stairways; exterior facilities utilities; fire protection systems and sprinkler systems; exterior painting; storm drainage systems; supplies, personnel, rental of equipment in implementing such services; all alterations, additions, improvements and other changes made to the Improvements in order to conform to changes required by any laws, ordinances, rules, regulations or orders of any applicable governmental authority; and personal property taxes, licenses and permits.

7.3 Tenant’s Maintenance Obligation. Tenant covenants and agrees, except as expressly provided in Addendum No. 1, at its sole cost and expense to maintain, repair, replace and keep the Demised Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in material compliance with all applicable laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction over the Demised Premises; to perform or contract for and to promptly pay for trash and garbage disposal, janitorial and cleaning services, security services, if any, removal of snow and ice from the Parking Area, sidewalks and driveways serving the Demised Premises, interior painting, window washing, replacement of damaged or broken glass and other breakable materials, replacement of interior and exterior light bulbs and light fixtures in or serving the Demised Premises; to operate, maintain, repair and replace the heating, ventilating and air conditioning system for the Demised Premises, including regularly scheduled preventive maintenance contracts with all the services recommended by the equipment manufacturer of which a copy must be provided to the Landlord within thirty (30) days of the date Tenant takes possession, and the pipes for water and sewage service in or serving the Demised Premises. The cost of all maintenance and repairs required to be performed by or on behalf of Tenant shall be considered as Additional Rent hereunder. All maintenance and repairs by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Demised Premises or the Property.

VIII.	OTHER COVENANTS OF TENANT

8.1 Limitation on Use by Tenant. Tenant covenants and agrees to use the Demised Premises only for the use or uses set forth as Permitted Uses by Tenant on Exhibit A attached hereto and for no other purposes, except with the prior written consent of Landlord.

8.2 Compliance with Laws. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises in material violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction and that the Demised Premises shall be used, kept and maintained in material compliance with any such law, ordinance, order, rule or regulation and with the certificate of occupancy issued for the Building and the Demised Premises. Tenant agrees to pay any present or future costs of complying with these provisions including the costs of bringing the Property into such compliance. Further, Tenant acknowledges that notwithstanding the foregoing, Tenant shall have the obligation to promptly comply with any governmental notice of an alleged violation of any law, ordinance, order, rule or regulation, regardless of the materiality thereof.

8.3 Compliance with Insurance Requirements. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises which might result in cancellation of any such insurance required to be maintained by Tenant hereunder.

8.4 No Waste or Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Property which might impair the value of the Demised Premises upon the termination of this Lease, or which would constitute waste.

8.5 No Hazardous Use. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Property and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Demised Premises which might be inherently unsafe or inherently hazardous to any person or property.

8.6 No Structural or Electrical Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Demised Premises which might impair the structural soundness of the Building, which might result in an overload of electrical lines serving the Building or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property. In the event of violations hereof, Tenant covenants and agrees to immediately remedy the violation at Tenant’s expense and in material compliance with all requirements of governmental authorities and insurance underwriters.

8.7 No Nuisance, Noxious or Offensive Activity. Tenant covenants and agrees that no noxious or offensive activity shall be carried on upon the Demised Premises or the Property nor shall anything be done or kept on the Demised Premises or the Property which may be or become a public or private nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Building or on adjacent or nearby property. The provisions of this Section shall not impair or prevent Tenant from conducting its printing operations upon the Property in the ordinary course of business.

8.8 No Annoying Lights, Sounds or Odors. Tenant covenants and agrees that no light shall be emitted from the Demised Premises which is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Demised Premises which is unreasonably loud or annoying; and no odor shall be emitted from the Demised Premises which is or might be noxious or offensive to others in the Building or on adjacent or nearby property. The provisions of this Section shall not impair or prevent ‘Tenant from conducting its printing operations upon the Property in the ordinary course of business.

8.9 No Unsightliness. [Intentionally Deleted]

8.10 No Animals. [Intentionally Deleted].

8.11 Restriction on Signs and Exterior Lighting. Tenant covenants and agrees that no signs or advertising devices of any nature shall be erected or maintained by Tenant on the Demised Premises except as approved by applicable governmental authorities.

8.12 No Violation of Covenants. Tenant covenants and agrees not to commit, suffer or permit any violation of any covenant, condition or restriction affecting the Demised Premises.

8.13 Restriction on Changes and Alterations. Except as provided in Section 8.13A, Tenant covenants and agrees not to improve, change, alter, add to, remove or demolish any improvements on the Demised Premises (“Changes”), without the prior written consent of Landlord which consent shall not be unreasonably withheld, and unless Tenant complies with all conditions which may be imposed by Landlord, in its reasonable discretion, in connection with such consent; and unless Tenant pays to Landlord the reasonable costs and expenses of Landlord for independent architectural, engineering or other consultants which may be reasonably incurred by Landlord in determining whether to approve any such Changes. If such consent is given, no such Changes shall be permitted unless Tenant shall have procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; unless such Changes will not reduce the value of the Property, and will not affect or impair existing insurance on the Property; and unless Tenant, at Tenant’s sole cost and expense, shall maintain or cause to be maintained workmen’s compensation insurance covering all persons employed in connection with the work and obtains liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require. Tenant covenants and agrees that any such Changes approved by Landlord shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction and that the costs and expenses with respect to such Changes shall be paid promptly when due and that the Changes shall be accomplished free of liens of mechanics and materialmen. Tenant covenants and agrees that all such Changes shall become the property of the Landlord at the expiration of the Lease Term.

8.14 No Mechanic’s Liens. Landlord and Tenant covenant and agree not to permit or suffer, and to cause to be removed and released, any mechanic’s, materialmen’s or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Demised Premises. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that, if such contest involves a dispute concerning an amount in excess of $50,000, Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interest and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien, and provided that, on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interest and costs, and will cause the lien to be released and any judgment satisfied.

8.15 No Other Encumbrances. Tenant covenants and agrees not to encumber the Demised Premises or Landlord or Tenant’s interest therein, without the prior written consent of Landlord, and to keep the Demised Premises free from all liens and encumbrances except liens and encumbrances existing upon the date of commencement of the Lease Term or liens and encumbrances created by Landlord.

8.16 Subordination to Landlord Mortgages. Tenant covenants and agrees that, at Landlord’s option, this Lease and Tenant’s interest in the Demised Premises shall be junior and subordinate to any mortgage or deed of trust now or hereafter encumbering the Property provided that, as to any mortgage or deed of trust given hereafter, the mortgagee or beneficiary under such mortgage or deed of trust agrees in writing, or adequate provision is made in the mortgage or deed of trust, that, in the event of foreclosure of any such mortgage or deed of trust, Tenant shall not be disturbed in its possession of the Demised Premises provided only that Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure, and all terms and conditions of this Lease shall remain in full force and effect. No act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such mortgage or deed of trust but Tenant covenants and agrees, upon no more than ten (10) days prior written request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any such mortgage or deed of trust in accordance with the foregoing provisions. Alternatively, Tenant covenants and agrees that, at Landlord’s option, Tenant shall execute within ten (10) days of request by Landlord documents as may be necessary to establish this Lease and Tenant’s interest in the Demised Premises as superior to any such mortgage or deed of trust.

8.17 No Assignment or Subletting. Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord’s prior written consent not unreasonably withheld. A Transfer by Tenant shall include, except as provided below, an assignment of this Lease or any assignment, sublease, transfer, mortgage, pledge or encumbrance of all or any part of Tenant’s interest under this Lease or in the Demised Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Demised Premises by anyone other than Tenant, except that a Transfer shall not include a sublease of 25% or less (individually, or in an aggregate) of the Demised Premises and shall not require Landlord’s prior written consent so long as Tenant promptly provides Landlord with a copy of any such sublease. Any such Transfer by Tenant without Landlord’s written consent shall be void and shall constitute a default under this Lease. In the event Landlord consents to any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless specifically provided to the contrary in Landlord’s prior written consent. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to Transfer by Tenant shall not be deemed a consent to any subsequent Transfer by Tenant.

In the event Landlord consents to a Transfer by Tenant, any option to renew this lease or right to extend the Lease Term shall automatically terminate unless otherwise agreed in writing by Landlord.

Tenant covenants and agrees to pay to Landlord, within ten (10) days after demand by Landlord, the reasonable costs and expenses of Landlord in connection with any request by Tenant for consent to a Transfer by Tenant, including reasonable attorneys’ fees, whether or not consent of Landlord is given to the Transfer by Tenant.

8.18 Annual Financial Statements. Tenant covenants and agrees to furnish to Landlord annually, within 120 days after the end of each fiscal year of Guarantor, copies of audited financial statements of Guarantor and agrees that Landlord may deliver any such financial statements to any existing or prospective mortgagee or purchaser of the Property. The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Guarantor and, if regularly prepared by Guarantor, a statement of cash flows for the preceding fiscal year of Guarantor.

8.19 Payment of Income and Other Taxes. Tenant covenants and agrees to pay promptly when due all personal property taxes on personal property of Tenant on the Demised Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant’s employees, the nonpayment of which might give rise to a lien on the Demised Premises or Tenant’s interest therein, and to furnish, if requested by Landlord, evidence of such payments.

8.20 Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, upon Landlord’s written request, a written statement in form provided by Landlord certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Basic Rent has been paid; and stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default). Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within 10 days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease; and that any representation by Landlord with respect to Basic Rent is true.

8.21 Landlord Right to Inspect and Show Premises and to Install “For Sale” Signs. Tenant covenants and agrees that Landlord and the authorized representatives of Landlord shall have the right to enter the Demised Premises at any reasonable tune during ordinary business hours upon reasonable prior notice for the purposes of inspecting, repairing or maintaining the same or performing any obligations of Tenant which Tenant has failed to perform hereunder or for the purposes of showing the Demised Premises to any existing or prospective mortgagee, purchaser or lessee of the Demised Premises. Tenant covenants and agrees that Landlord may, during the last year of the then current term of this Lease, place on the Property or the Demised Premises a sign advertising the Property or the Demised Premises for sale or for lease.

8.22 Landlord Title to Fixtures. Improvements and Equipment. Tenant covenants and agrees that, except as provided on Exhibit C attached hereto, all fixtures and improvements on the Demised Premises and all equipment and personal property relating to the use and operation of the Demised Premises (as distinguished from operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Demised Premises, and whether now or hereafter located upon the Demised Premises, shall be and remain the property of the Landlord upon expiration of the Lease Term.

8.23 Removal of Tenant’s Equipment. Tenant covenants and agrees to remove, at or prior to the expiration of the Lease Term, all of Tenant’s Equipment, as hereinafter defined. “Tenant’s Equipment” shall mean all equipment, apparatus, machinery, signs, furniture, furnishings and personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Demised Premises), whether installed by Tenant or any predecessor occupant of the Demised Premises. If such removal shall injure or damage the Demised Premises Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Lease Term, to repair such injury and damage in good and workmanlike fashion and to place the Demised Premises in the same condition as the Demised Premises would have been if such Tenant’s Equipment had not been installed, subject to normal wear and tear. If Tenant fails to remove any Tenant’s Equipment by the expiration of the Lease Term, Landlord may, at its option, keep and retain any such Tenant’s Equipment or dispose of the same and retain any proceeds therefrom, and Landlord shall be entitled to recover from Tenant any reasonable costs or expenses of Landlord in removing the same and in restoring the Demised Premises in excess of the actual proceeds, if any, received by Landlord from disposition thereof.

8.24 Tenant Indemnification of Landlord. Subject to Section 8.24A and Addenda No. 1 and No. 2, Tenant covenants and agrees to protect, indemnify and save Landlord harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys’ fees, imposed upon, incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Demised Premises; (b) any act or omission of Tenant or Tenant’s officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant; (c) any use which may be made of, or condition existing upon, the Demised Premises; (d) any improvements, fixtures or equipment upon the Demised Premises; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction over Tenant or Tenant’s officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; and (g) any repairs, maintenance or Changes to the Demised Premises by, through or under Tenant. Tenant further covenants and agrees that, in case any action, suit or proceeding is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant’s sole cost and expense, defend Landlord in any such action, suit or proceeding.

8.25 Waiver by Tenant. Tenant waives and releases any claims Tenant may have against Landlord or Landlord’s officers, agents or employees for loss, damage or injury to person or property sustained by Tenant or Tenant’s officers, agents, employees, guests, invitees or anyone claiming by, through or under Tenant resulting from any cause whatsoever other than negligence or willful misconduct of Landlord.

8.26 Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property or of Landlord’s interest as Landlord under this Lease, Landlord’s successor or assign shall take subject to and be bound by this Lease and, in such event, Tenant covenants and agrees that Landlord shall be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such transfer by Landlord: that Tenant shall thereafter look solely to Landlord’s successor or assign for satisfaction of the obligations of Landlord under this Lease, except for those which matured prior to such transfer; and that, upon demand by Landlord or Landlord’s successor or assign, Tenant shall attorn to such successor or assign.

IX.	DAMAGE OR DESTRUCTION

9.1 Tenant’s Notice of Damage. If any portion of the Demised Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord (“Tenant’s Notice of Damage”).

9.2 Options to Terminate if Damage Substantial. [Intentionally Deleted]

9.3 Obligations to Repair and Restore. Upon receipt of Tenant’s Notice of Damage, this Lease shall continue in full force and effect and Landlord shall, to the extent of available insurance proceeds, proceed forthwith to cause the Demised Premises to be repaired and restored with reasonable diligence and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Demised Premises (but only to the extent that Tenant has obtained at its expense rent loss insurance to fully reimburse Landlord for lost rent during such period). If insurance proceeds are insufficient to repair, rebuild or restore the Demised Premises (unless such insufficiency has been caused by the failure of any holder of a deed of trust or mortgage to make insurance proceeds available), Tenant shall be obligated to deposit with Landlord the balance of any funds required therefor, upon fifteen (15) days’ written notice. The plans and specifications for such work shall be subject to the prior approval of Tenant, which approval shall not be unreasonably withheld. Landlord covenants, as loss payee, under the casualty insurance for the Demised Premises, to make available insurance proceeds for the repair and restoration of the Demised Premises, and any holder of a deed of trust or mortgage on the Demised Premises must consent to the availability of insurance proceeds for repair or restoration.

9.4 Application of Insurance Proceeds. The proceeds of any Casualty Insurance maintained on the Demised Premises, other than casualty insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Demised Premises to be repaired and restored.

X.	CONDEMNATION

10.1 Taking – Substantial Taking – Insubstantial Taking. A “Taking” shall mean the taking of all or any portion of the Demised Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Demised Premises under the threat of condemnation. A “Substantial Taking” shall mean a Taking of so much of the Demised Premises that the Demised Premises cannot thereafter be reasonably used by Tenant for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Demised Premises. An “Insubstantial Taking” shall mean a Taking such that the Demised Premises can thereafter continue to be used by Tenant for carrying on, at substantially the same level or scope, the business theretofore conducted by ‘Tenant on the Demised Premises.

10.2 Termination on Substantial Taking. If there is a Substantial Taking with respect to the Demised Premises, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

10.3 Restoration on Insubstantial Taking. In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Demised Premises to be restored as near as may be to the original condition thereof and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space so taken Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Demised Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration at the time or times such funds are needed, utilizing the proceeds of any awards or consideration received as a result of the Taking and any additional funds necessary to cover the costs of restoration.

10.4 Right to Award. [Intentionally Deleted – See Addendum No. 2]

XI.	DEFAULTS BY TENANT

11.1 Defaults Generally. Each of the following shall constitute a “Default by Tenant” under this Lease:

11.2 Failure to Pay Rent or other Amounts. A Default by Tenant shall exist if Tenant fails to pay when due, Basic Rent, Additional Rent, or any other amounts payable by Tenant under the terms of this Lease, and such failure shall continue for 5 days after written notice from Landlord to Tenant of such failure, provided however, that Tenant shall not be entitled to more than two (2) notices of such failure during any Lease Year (as defined in Section 3.2 above) and if, after two (2) such notices are given in any Lease Year, Tenant fails, during such Lease Year, to pay any such amounts when due, such failure shall constitute a Default by Tenant without further notice by Landlord.

11.3 Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any agreement, term, covenant or condition in this Lease applicable to Tenant, and such breach or failure to comply continues for a period of thirty (30) days after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such thirty (30) day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such thirty (30) day period or shall not diligently proceed therewith to completion.

11.4 Nonoccupancy of Demised Premises. [Intentionally Deleted]

11.5 Transfer of Interest Without Consent. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Demised Premises shall be transferred to or pass to or devolve upon any other party without Landlord’s prior written consent, except that Tenant shall have the right to transfer its interest in this Lease to any entity in the “controlled group”, as defined in Internal Revenue Code Section 267(f), of Quebecor Printing Inc., or Quebecor Printing (USA) Holdings Inc.

11.6 Execution and Attachment against Tenant. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Demised Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged or disposed of within 15 days after the levy thereof.

11.7 Bankruptcy or Related Proceedings. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Demised Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

XII.	LANDLORD’S REMEDIES

12.1 Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord’s election, then or any time thereafter, to exercise any one or more of the following remedies:

12.2 Cure by Landlord. In the event of a Default by Tenant, Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant an opportunity to cure such Default by Tenant. Tenant covenants and agrees to pay to Landlord, within 10 days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable attorney’s fees, together with interest as hereinafter provided, from the day of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien with respect to the Demised Premises which Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Demised Premises and under this Lease.

12.3 Termination of Lease and Damages. In the event of a Default by Tenant, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Demised Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Basic Rent, Additional Rent and other sums which would have been owing by Tenant hereunder for the balance of the term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Demised Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Basic Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Basic Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Demised Premises, for the balance of the Lease Term, both discounted to present worth at the rate of nine percent (9%) per annum.

12.4 Repossession and Reletting. In the event of Default by Tenant, Landlord may reenter and take possession of the Demised Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Demised Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice. After recovering possession of the Demised Premises, Landlord shall use commercially reasonable efforts to mitigate its damages and in connection therewith may, from time to time, relet the Demised Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in good faith, determines to be commercially reasonable. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all costs and expenses, including attorneys’ fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord’s recovery of possession of the Demised Premises, Tenant shall continue to pay on the dates herein specified, the Basic Rent, Additional Rent and other amounts which would be payable hereunder if such repossession had not occurred, less any net amounts collected by landlord from reletting the Premises after taking into account all costs and expenses incurred by Landlord in connection with such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Demised Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith will be made in determining the net amount recovered from such reletting. Furthermore, the parties acknowledge and agree that Tenant’s investment grade credit standing at the time of the execution of this Lease was a material inducement for Landlord’s entering into this Lease and Landlord may require that any substitute tenant have at least similar credit standing in Landlord’s efforts to mitigate any damages hereunder, or in the alternative, pay increased Base Rent to compensate for the risks associated with a lower credit standing.

12.5 Landlord’s Lien and Enforcement. [Intentionally Deleted]

12.6 Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord’s election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

12.7 Recovery of Landlord Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand.

12.8 Interest on Past-Due Payments and Advances. Tenant covenants and agrees to pay to Landlord interest on demand at the rate of three percent (3%) above the “Prime Rate,” as hereinafter defined, not paid by Tenant when due hereunder, from the date due and payable, and on the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable attorneys’ fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord. “Prime Rate” shall mean the rate charged by Citibank, N.A., a national banking association (the “Bank”), or other bank as hereinafter provided, at the time said Monthly Rent or Monthly Deposit was due and payable or at the time of making any such payment or the advancement of such costs and expenses by Landlord or aforesaid, on 90-day loans to commercial borrowers of nationally recognized and unquestioned credit as announced by the Bank from time to time, but not in excess of the maximum amount of finance charge permissible under applicable law. In the event that the Bank discontinues the use of a Prime Rate, the Prime Rate being charged by any other national banking association located in Denver, Colorado, as selected by Landlord in its sole discretion, shall be used for computing the interest rate under this Section.

12.9 Landlord’s Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease.

12.10 Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

XIII.	SURRENDER AND HOLDING OVER

13.1 Surrender upon Lease Expiration. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Demised Premises to Landlord, subject to the provisions of Section 8.23 hereof, in good repair and working order, without deferred maintenance, all as certified by Landlord’s engineers, subject to reasonable wear and tear.

13.2 Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be deemed to be a Tenant from month to month, at a monthly rental, payable in advance, equal to 150% of the Monthly Rental, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Demised Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Demised Premises and deliver possession to Landlord as herein provided.

XIV.	MISCELLANEOUS

14.1 No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such Default by Tenant.

14.2 Survival of Provisions. Notwithstanding any termination of this Lease, the same shall continue in force and effect (i) for a period of three (3) years following the expiration or termination date hereof as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to termination and (ii) indefinitely as to any provisions concerning Hazardous Substances (as defined herein).

14.3 Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

14.4 Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

14.5 Tenant’s Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and shall afford Landlord thirty (30) days to cure, or commence efforts to diligently cure, any such default. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any mortgage or deed of trust covering the Demised Premises, the Property or any portion thereof of whose address Tenant has been notified in writing, and shall afford such holder thirty (30) days to cure, or commence efforts to diligently cure, any default on Landlord’s behalf. Landlord shall be responsible only for any actual damages incurred by Tenant as a result of a default which is not timely cured as provided above, and in no event shall Landlord be liable for consequential, speculative or punitive damages.

14.6 Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

14.7 Short Form Lease. This Lease shall not be recorded, but the parties agree, at the request of either of them, to execute a short form lease for recording, containing the names of the parties, a description of the Demised Premises and the Lease Term.

14.8 Notices and Demands. All notices, demands or billings under this Lease shall be in writing, signed by the party giving the same and shall be deemed properly given and received when actually given and received or 3 business days after mailing, if sent by registered or certified United States mail, postage prepaid, addressed to the party to receive the notice at the address set forth for such party in the first paragraph of this Lease or at such other address as either party may notify the other of in writing.

14.9 Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

14.10 Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

14.11 Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

14.12 Governing Law. This Lease shall be interpreted and enforced according to the internal laws of the State of Colorado, without giving effect to choice of law principles, and the parties stipulate that Arapahoe County, Colorado, shall be the venue for any disputes hereunder.

14.13 Entire Agreement. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties’ agreements with respect to the Demised Premises and Tenant’s occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.

14.14 No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

14.15 Real Estate Brokers. Landlord and Tenant covenant to hold harmless and indemnify each other from and against any and all cost, expense or liability, including reasonable attorney fees, for any compensation, commissions, charges or claims by any broker or other agent with respect to this Lease or the negotiation thereof.

14.16 Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

14.17 Limitation on Personal Liability of Landlord. Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that there shall be no personal liability on the part of the Landlord or any of its beneficiaries, successors or assigns, with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Demised Premises in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

14.18 Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

14.19 [Intentionally Deleted]

14.20 Additional Provisions. See Addendum No. 1 and Addendum No., 2 attached hereto and made a part hereof.

IN WITNESS WHEREOF the parties hereto have caused this Lease to be executed the day and year first above written.

Landlord:

ATTEST:	ONE DIRECTORY PLACE LLC,
a Colorado limited liability company

	By:	/s/ Donald P. Cook
___________________________________________, Secretary		Donald P. Cook, Manager

Tenant:

DIRECTORY PRINTING COMPANY

By:	/s/ Pierre L. Roy
Pierre L. Roy, Vice President

By:	/s/ Daniel Poulin
Daniel Poulin, Treasurer

ATTEST:

/s/ Guy J. Paquette
Guy J. Paquette, Secretary

EXHIBIT A

TO

LEASE OF SPACE

SUMMARY OF BASIC TERMS

1.	Tenant:	Directory Printing Company, a Delaware corporation

2.	Land:

(a)	Legal Description:	Tract B1, 287 Ltd. Addition First Replat of the City of Loveland, County of Larimer, State of Colorado
(b)	Approximate Acreage: 14.919 Acres

3.	Building:

(a)	Type: Concrete Tilt-Up Office/Warehouse
(b)	Approximate Total Building Square Footage: 125,000 Square Feet

4.	Demised Premises:

(a)	Approx. Total Square Footage:	125,000 Square Feet*
(b)	Approx. Office Square Footage:	42,000 Square Feet
(c)	Address:	One Directory Place, Loveland, Colorado

5.	Initial Lease Term:

(a)	Period:	Fifteen (15) years
(b)	Commencement Date:	July 21, 1995
(c)	Expiration Date:	July 31, 2010

6.	Basic Rent:

LEASE YEAR	PERIOD	ANNUAL RENT	MONTHLY RENT
1	August 1, 1995-July 31, 1996	$625,000	$52,083.33
2	August 1, 1996-July 31, 1997	$637,500	$53,125.00
3	August 1, 1997-July 31, 1998	$681,250	$56,770.83
4	August 1, 1998-July 31, 1999	$701,250	$58,437.50
5	August 1, 1999-July 31, 2000	$701,250	$58,437.50
6	August 1, 2000-July 31, 2001	$736,250	$61,354.17
7	August 1, 2001-July 31, 2002	$758,330	$63,194.17
8	August 1, 2002-July 31, 2003	$781,250	$65,104.17
9	August 1, 2003-July 31, 2004	$804,520	$67,043.33
10	August 1, 2004-July 31, 2005	$828.656	$69,054.67
11	August 1, 2005-July 31, 2006	$853,516	$71,126.33
12	August 1, 2006-July 31, 2007	$879,121	$73,260.08
13	August 1, 2007-July 31, 2008	$905,195	$75,432.92
14	August 1, 2008-July 31,2009	$932,659	$77,721.58
15	August 1, 2009-July 31, 2010	$960,630	$80,052.50

TOTALS		$11,786,377	$982,198.08

7.	Additional Rent:

(a)	Initial Monthly Deposit for Taxes and Insurance:	$	N/A
(b)	Initial Maintenance Charge:	$	N/A
(c)	Initial Monthly Payment Due:		N/A

8.	Security Deposit Amount:	$	N/A

9.	Place for Payments:	One Directory Place LLC c/o DPC Development Company 7000 E. Belleview Avenue, Suite 290
Greenwood Village, Colorado 80111

10.	Permitted Use(s) by Tenant:	General office, warehouse and printing plant.

11.	Broker(s):	CB Commercial Brokerage Group

12.	Specified Tenant Finish:	None.

*	The parties acknowledge and agree that in the event the actual size of the Demised Premises is greater or less than 125,000 square feet, there shall be no increase or decrease in the Basic Rent payable hereunder.

ADDENDUM NO. 2 TO LEASE BETWEEN

ONE DIRECTORY PLACE LLC, AS LANDLORD,

AND DIRECTORY PRINTING COMPANY, AS TENANT

This Addendum No. 2 is made a part of that certain Lease dated July 21, 1995, by and between One Directory Place LLC, a Colorado limited liability company (“Landlord”), and Directory Printing Company, a Delaware corporation (“Tenant”). The Lease shall contain the following additional Sections:

3.3 Lease Term Renewal. Tenant shall have the right to renew the Lease Term for four five-year, consecutive extensions under the same terms and conditions of this Lease, except for each five-year renewal term, Basic Rent shall be equal to the fair market rental rate for the Demised Premises applicable upon the commencement of such renewal term, taking into consideration Tenant’s use of the Demise Premises, the quality, size, design and location of the Property and the rent for comparable facilities in the vicinity. Such rental rate shall be increased by three percent (3%) per year for each year of such renewal term; provided, however, that the Basic Rent for the first year of such renewal term shall not be less than one hundred five percent (105%) of the Basic Rent for the year prior to which the renewal term commenced. Tenant shall provide Landlord with written notice of its intention to extend the Lease Term not less than twelve (12) months nor more than twenty-four (24) months prior to the expiration of the then current Lease Term. Tenant’s right to renew shall be absolute so long as Tenant is not in default on the date on which such notice is sent and no default has occurred and not been cured as of the first date of the renewal period. Landlord shall provide Tenant with notice of its proposed Basic Rent for the renewal period within sixty (60) days after receipt of Tenant’s renewal notice, and Tenant shall have thirty (30) days to accept or reject such rate. If Tenant does not agree to Landlord’s proposed rental rate, Tenant shall notify Landlord and Landlord and Tenant shall have the right at their own expense to obtain an appraisal by an MAI appraiser with not less than five (5) years commercial experience, familiar with the Loveland area, of the fair market rental rate of the Demised Premises for the first year of the renewal period, the results of which shall be provided to each party within sixty (60) days after Tenant has rejected Landlord’s proposed rate. If the result of Landlord’s appraisal and Tenant’s appraisal are within ten percent (10%) of each other, the results shall be averaged and shall be the Basic Rent for the renewal term, subject to the minimum Basic Rent rate specified above. If the results of Landlord’s appraisal and Tenant’s appraisal are not within ten percent (10%) of each other, the two appraisers shall select a third appraiser, the cost of which shall be shared equally between Landlord and Tenant. The result of the third appraisal shall be averaged with the appraisal of Landlord’s or Tenant’s which is the closest thereto, and the result shall be the Basic Rent for the renewal term, subject to the minimum Basic Rent rate specified above.

8.13A Expansion.

1. First Expansion. Landlord shall construct and complete as soon as practicable an additional fifteen thousand (15,000) feet of gross leasable area of warehouse space to be located adjacent and attached to the existing Improvements, as described on the site plan which is Exhibit B to the Lease (the “Warehouse Space”). The Warehouse Space shall consist of unfinished heated/cooled warehouse space with a ceiling height and floor load bearing capacity comparable to that in the Demised Premises as of the date of this Lease. The Landlord shall utilize an architect, engineer and general contractor reasonably acceptable to Tenant. The plans for the Warehouse Space shall be approved by Tenant prior to construction. All costs of permitting, professional fees, labor and material charges and all other costs of constructing the Warehouse Space shall be borne by Landlord and paid in a timely fashion. Such construction work shall be done in a matter that does not materially interfere with Tenant’s operations. Upon receipt of a certificate of occupancy for the Warehouse Space, Tenant shall pay Basic Rent for the Warehouse Space at the following rental rate per gross leasable square foot:

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August 1, 1995 - July 31, 1996	$5.00/SF
August 1, 1996 - July 31, 1997	$5.10/SF
August 1, 1997 - July 31, 1998	$5.45/SF
August 1, 1998 - July 31, 1999	$5.61/SF
August 1, 1999 - July 31, 2000	$5.61/SF
August 1, 2000 - July 31, 2001	$5.89/SF
August 1, 2001 - July 31, 2002	$6.07/SF
August 1, 2002 - July 31, 2003	$6.25/SP
August 1, 2003 - July 31, 2004	$6.41/SF
August 1, 2004 - July 31, 2005	$6.63/SF
August 1, 2005 - July 31, 2006	$6.83/SF
August 1, 2006 - July 31, 2007	$7.03/SF
August 1, 2007 - July 31, 2008	$7.24/SF
August 1, 2008 - July 31, 2009	$7.46/SF
August 1, 2009 - July 31, 2010	$7.69/SF

Such Basic Rent shall be for the amount of gross leasable area of the Warehouse Space, as determined by the architect’s BOMA survey. Tenant shall pay Additional Rent on the Warehouse Space as provided in the lease for the remainder of the Demised Premises. The Warehouse Space shall be a part of the Demised Premises, and Tenant’s use and occupancy of the Warehouse Space shall be on the same terms and conditions of this Lease, and shall be coterminous with the term of this Lease. The Basic Rent for the Warehouse Space during any renewal term shall be determined consistent with the criteria identified in Section 3.3 above.

2. Second Expansion. Provided Tenant is not in default hereunder, and there has not been a material adverse change in the financial condition of Tenant or Guarantor, Tenant shall have the right to further expand the Premises (the “Second Expansion”), on the following terms and conditions:

(a) The Second Expansion shall contain not less than 40,000 square feet nor more than 70,000 square feet;

(b) Landlord (and its Lender) shall have the right to review and approve all plans and specifications for the Second Expansion, which approval shall not be unreasonably withheld, and Tenant shall incorporate into the plans and specifications any modifications reasonably requested by Landlord which are designed to make the Second Expansion a reasonably usable facility for future occupants or requirements to preserve the value of the original Demised Premises;

(c) At the time that the Second Expansion has been constructed and is ready for occupancy the remaining term of the Lease must be for not less than ten (10) years (regardless of whether Landlord or Tenant constructs the Second Expansion, as provided below) and Tenant shall be required to waive and relinquish its right of early termination specified in Section 3.2 above and its purchase option specified in Section 14.22 below. If less than ten (10) years remain on the Lease, the term shall be extended to a term of ten (10) years and Base Rent shall be determined pursuant to Section 3.3 above, for any years beyond Lease year fifteen;

(d) The Second Expansion shall be constructed by Landlord, at its sole cost and expense, on the express condition that (x) Landlord and Tenant reach agreement on Basic Rent for the Second Expansion, as provided in (e) below, (y) the cost per square foot does not exceed $40.00 and (z) the Second Expansion can be financed on terms and conditions acceptable to Landlord, in its discretion. If any of the conditions in (x), (y) or (z) of the preceding sentence are not met, Tenant shall then have the right to construct the Second Expansion, as provided in (g) below;

(e) The Basic Rent for the Second Expansion shall be a commercially reasonable rental rate then being paid by tenants of comparable commercial facilities at the time of the Second Expansion, but in no event shall the Basic Rent produce a return upon Landlord’s entire

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cost (whether such funds, or any portion thereof, are borrowed or represent Landlord’s equity) to construct the Second Expansion of less than 300 basis points above the “Loan Constant”, as defined below (the “Minimum Rate”);

(f) The parties acknowledge that Landlord intends to finance a significant portion of the cost to construct the Second Expansion, and a condition to Landlord’s obligation to construct the Second Expansion shall be Landlord’s ability to obtain financing on terms and conditions acceptable to Landlord, in its discretion; and

(g) If (x) Landlord and Tenant are unable to reach agreement on the Basic Rent, (y) the cost per square foot exceeds $40.00, and Landlord is unwilling to waive such limitation or (z) Landlord does not obtain financing terms acceptable to Landlord, then Tenant shall have the right to construct, at its own cost, the Second Expansion, and Tenant shall not be charged any Basic Rent for the Second Expansion, but shall be liable for all Additional Rent attributable to the Second Expansion.

(h) After Tenant’s occupancy of the Second Expansion, all references in the Lease to the Demised Premises shall include the Second Expansion.

(i) The “Loan Constant” shall be the percentage of the original loan balance required to be paid annually (in monthly installments) to fully amortize the loan obtained by Landlord to construct the Second Expansion over the greater of (x) ten (10) years or (y) the amortization schedule required by such loan.

8.24.A Limitation on Indemnification. Tenant shall not be responsible for the indemnification of Landlord under Section 8.24 to the extent that any liability, obligation, claim, damage, penalty, cause of action, cost or expense, including attorneys’ fees, otherwise incurred or asserted against Landlord under such section is caused by the negligence or willful misconduct of Landlord or its employees, agents or independent contractors; provided, however, that any alleged negligence of Landlord must be based upon a duty expressly assumed by Landlord under this Lease.

9.5 Damage During Last Two Years. If at any time during the last two (2) years of the Lease Term (as extended according to Section 3.3) the Improvements are so damaged by fire or otherwise that the cost of the restoration exceeds fifty percent (50%) of the replacement value of the Improvements (exclusive of foundations) immediately prior to such damage, either Landlord or Tenant may, within thirty (30) days after such damage, give notice of its election to terminate this Lease and, subject to the further provisions of this Section, this Lease will cease on the ninetieth (90th) day after the delivery of such notice. Basic Rent and Additional Rent will be apportioned and paid to the time of such termination. If this Lease is so terminated, the entire insurance proceeds will belong to the Landlord.

10.4 Right to Award. In connection with any taking subject to 10.1, Tenant may prosecute its own claim by separate proceedings against the condemning authority for damages legally due to it only so long as Tenant’s award does not diminish or otherwise adversely effect Landlord’s award. If this Lease terminates according to Section 10.2, the condemnation award will be paid in the order in this Section to the extent that it is sufficient:

(a)	First, all holders of liens against the Demised Premises shall be paid in full.

(b)	Second, Landlord will be reimbursed for its reasonable attorneys’ fees, appraisal fees and other costs incurred in prosecuting the claim for the award.

(c)	Third, Landlord will be paid the then present value of the Purchase Price (as defined in Section 14.22 below) discounted at nine percent (9%) (if during the first ten (10) years of the term) and increased by eleven percent (11%) per annum if thereafter, as compensation for lost rent and the reversion.

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(d)	Fourth, Tenant will be paid its adjusted book value as of the date of the taking of its Improvements (excluding trade fixtures) made to the Demised Premises. In computing its adjusted book value, its Improvements will be conclusively presumed to have been appreciated or amortized for federal income tax purposes over their useful lives with a reasonable salvage value.

(e)	Fifth, the balance will be divided equally between Landlord and Tenant.

14.21 Consents or Approvals. Any consent or approval required of Landlord or Tenant under the terms of this Lease will not be unreasonably withheld, conditioned or delayed.

14.22 Purchase Option. Tenant shall have the right to purchase the Demised Premises for a purchase price equal to Seven Million Eight Hundred Fifty Thousand ($7,850,000.00) Dollars plus Landlord’s actual costs (including a construction management fee of 10%, but such fee shall be included therein only to the extent that Landlord perform services such as securing approvals, meeting with neighbors and zoning officials, coordinating with and reviewing the work of independent consultants, preparing punch lists and enforcing warranties, etc., which are reasonably related to such fee) to construct the First Expansion (the “Purchase Price”) following the tenth (10th) anniversary of the Commencement Date and prior to the eleventh (11th) anniversary thereof. Tenant shall exercise its right by providing Landlord with six (6) months’ prior written notice and submitting a non-refundable earnest money deposit of One Hundred Thousand ($100,000.00) Dollars to be held by Landlord until closing and applied to the Purchase Price. Closing shall take place on a date and at a time and place agreed to by the parties prior to the eleventh (11th) anniversary of the Lease Term; provided, that Landlord shall have the right to designate a ninety (90) day period within which closing must occur. At closing, Landlord will convey the Demised Premises to Tenant by special warranty deed, subject only to those exceptions or matters of record stated on the title commitment issued as of the date of this Lease and such other exceptions contained in the title commitment which are accepted or waived by Tenant as set forth below. The Lease shall be deemed to have merged into the deed. At Landlord’s expense, it shall provide Tenant with an ALTA Form B Title Policy, with all preprinted exceptions deleted. All other closing costs will be borne equally by Landlord and Tenant, except each party will be responsible for its own attorneys’ fees. All real property taxes and assessments shall be prorated at closing. Tenant agrees to notify Landlord of any objections Tenant may have to title within ten (10) days after receiving a copy of a current title insurance commitment following notice of exercise of the option. Tenant shall have the right to rescind this option to purchase the Demised Premises if any title exception to which Tenant objects cannot be removed or endorsed over prior to closing and shall have promptly returned its earnest money deposit. If the Demised Premises are encumbered by one or more deeds of trust or mortgages at the time of closing, so much of the Purchase Price as is required to obtain releases of such liens shall be paid to such lienholders upon closing. In addition, if any first loan encumbering the Demised Premises is assumable (subject to customary terms and conditions, such as underwriting criteria and an assumption fee payable by Tenant) and Tenant elects not to (or does not qualify to) assume such loan, Tenant shall be responsible for the payment of any prepayment penalty or yield maintenance premium required to obtain a release of any such lien. Landlord shall not encumber the Demised Premises to the extent that the Purchase Price will not satisfy in full all lienholders. Tenant shall have the right to enforce this Section by specific performance or damages at law. Landlord’s remedy in the event of Tenant’s default under this Section shall be limited to receipt of the earnest money deposit. Each party represents and warrants that no broker is entitled to a commission upon such sale and each shall indemnify the other for any breach of such representation. In the event of a casualty to the Demised Premises prior to the eleventh (11th) anniversary of the Commencement Date that allows the Landlord to terminate this Lease, Tenant shall have the right to pay Landlord the difference between the Purchase Price and the insurance proceeds received and obtain title to the Demised Premises in accordance with this Section.

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14.23 Burlington Northern Agreements.

(a) Tenant acknowledges that it has received a copy of (i) that certain Industrial Track Agreement dated November 21, 1990 (the “Track Agreement”) between Burlington Northern Railroad Company (“Burlington Northern”) and U.S. West Marketing Resources Corporation (“US West”), (ii) that certain Lease Agreement dated May 1, 1990 (the “Access Agreement”) between Burlington Northern and US West, and (iii) that certain Lease Agreement dated March 30, 1987 (the “Loading Dock Agreement”) between Burlington Northern and US West. The Track Agreement, Access Agreement and Loading Dock Agreement shall be collectively referred to herein as the “Railroad Agreements”).

(b) Tenant is aware that the Railroad Agreements are terminable upon thirty (30) days written notice by the Railroad, and the annual rent thereunder may be adjusted at any time by the Railroad. Further, if the Railroad exercises its rights to terminate the Railroad Agreements, ‘Tenant shall be solely liable for (i) the cost to remove all improvements (including all roads, structures and track, if requested by the Railroad) from the property (the “Railroad Property”) which is the subject of the Railroad Agreements, (ii) the cost to repair or rebuild the improvements upon the Demised Premises, to a condition as close as possible to what existed prior to the required removal of improvements on the Railroad Property and reasonably satisfactory to Landlord, as a result of the forced removal of improvements from the Railroad Property, and (iii) the continued payment of all Rent due hereunder, without any reduction or abatement whatsoever as result of the termination of the Railroad Agreements or forced removal of improvements from the Railroad Property. If requested by Tenant, Landlord will repair or rebuild the improvements upon the Demised Premises, as required herein, at Tenant’s sole cost and expense and will consider (without obligation) obtaining financing to pay for such repairs and improvements and incorporating such financing costs in the Rent payable hereunder. Tenant fully understands and agrees that (x) it is assuming all risks associated with the Railroad Agreements and the potential termination or modification thereof by the Railroad, (y) Tenant shall be obligated to assume and perform all obligations thereunder, including, without limitation, the payment of all Rent due pursuant thereto, and (z) Tenant shall indemnify and hold Landlord harmless from any and all liabilities, costs or expenses incurred by or asserted against Landlord, including reasonable attorney’s fees, in connection with the Railroad Agreements during the term of the Lease, except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or independent contractors.

(c) In consideration of Tenant’s agreement to assume all risks under the Railroad Agreements, Landlord agrees that during the term of the Lease, Tenant shall have all rights of use under the Railroad Agreements. Landlord further agrees that it shall take no action to terminate, modify or amend the Railroad Agreements without the prior written consent of Tenant, not unreasonably withheld. If Landlord or Tenant receives any written notice or communication in connection with the Railroad Agreements, a copy of such notice or communication shall be promptly forwarded to the other party hereunder.

14.24 As-Is. By agreeing to accept the Demised Premises in its “as is” condition, Tenant acknowledges that Landlord has not made and does not hereby make any representation or warranty with respect to (i) the quality, nature, adequacy or physical condition of the Demised Premises including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Demised Premises, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Demised Premises; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Demised Premises; (iv) the development potential of the Demised Premises, its habitability, purchasability, or the fitness, suitability or adequacy of the Demised Premises for any particular purposes; (v) the zoning or the legal status of the Demised Premises; (vi) the Demised Premises or its operations, compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any

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other person or entity; (vii) the quality of any labor or materials relating in any way to the Demised Premises; or (viii) the condition of title to the Demised Premises or the nature, status and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Demised Premises. Except as expressly provided in this Lease, Landlord has not, does not, and will not make any representations or warranties with respect to the Demised Premises, and Tenant specifically disclaims any other implied warranties or warranties of rights of operation of law, including, but in no way limited to, any warranty of condition, merchantability, habitability or fitness for a particular purpose or use. Furthermore, Landlord has not, does not, and will not make any representation or warranty with regard to compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste or substance including, without limitation, asbestos, PCB and radon.

14.25 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses first set forth on the first page of the Lease. Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case such notice shall be deemed delivered five (5) business days after deposit, postage pre-paid in the U.S. Mail (or if sent by Seller, in the U.S. or Canadian Mail), (b) sent by overnight delivery using a recognized overnight courier, in which case such notice shall be deemed delivered one (1) business after deposit with such courier, (c) sent by telecopy, in which case such notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery. The addresses set forth on the first page of the Lease may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

14.26 Single Purpose Entity. Landlord covenants and agrees that the purpose of One Directory Place LLC is, and shall remain, limited to the acquisition, ownership, management leasing, financing and disposition of the Demised Premises, and other purposes incidental to the ownership of the Demised Premises. Any sale by One Directory Place LLC of the Demised Premises to a third party other than Tenant, a holder of a mortgage or deed of trust, or any successor to a holder of a mortgage or deed of trust, shall be limited to an entity whose purpose is limited to the purposes identified above for One Directory Place LLC.

14.27 Restrictions on Transfer. Provided that Tenant is not in default hereunder (beyond the expiration of any applicable notice and/or grace periods) the following restrictions on Landlord’s right to sell the Demised Premises shall apply during the initial term of the Lease:

(a) From July 1, 1995, through and including June 30, 1997, Landlord shall not convey the Demised Premises to any third party (except as provided in Section 14.27(c) below);

(b) From July 1, 1997, through the balance of the initial term of the Lease, Tenant shall have a right of first opportunity to purchase the Demised Premises on the following terms and conditions:

(i) If Landlord desires to sell the Demised Premises, Landlord shall notify Tenant in writing of its intention to do so (“Landlord’s Notice”) and the proposed price (the “Offered Price”) which Landlord is willing to accept;

(ii) Tenant shall have forty-five (45) days after receipt of Landlord’s Notice within which to elect to purchase the Demised Premises at the Offered Price in cash or certified funds by written notice to Landlord;

(iii) If Tenant timely elects to purchase the Demised Premises, closing shall occur sixty (60) days thereafter, and Landlord shall have the right of specific performance and/or damages to enforce Tenant’s obligation to purchase the Demised Premises;

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(iv) If Tenant does not elect to timely purchase the Demised Premises, Landlord shall be free to sell the Demised Premises to any third party for a price not less than ninety-three percent (93%) of the Offered Price. If Landlord thereafter desires to sell the Demised Premises for a price (the “Reduced Price”) at less than ninety-three percent (93%) of the Offered Price, Landlord shall offer such opportunity to Tenant and Tenant shall have ten (10) days within receipt of Landlord’s new notice in which to elect to purchase the Demised Premises at the Reduced Price. If Tenant fails to elect to purchase the Demised Premises at the Reduced Price within ten (10) days of receipt of such notice, Landlord shall then be entitled to complete the sale of the Demised Premises at the Reduced Price;

(v) If Tenant does not elect to purchase the Demised Premises in accordance with the right of opportunity described herein, and Landlord completes the sale of the Demised Premises to a third party, the right of opportunity shall expire and be of no further force and effect.

(c) The restrictions on transfer contained herein shall in no event apply to any foreclosure, deed in lieu of foreclosure, or other transfer by Landlord to the holder to a deed of trust or mortgage, or their successors in interest thereto.

14.28 Lease Modifications. Landlord and Tenant agree that the terms and conditions of this Lease shall not be modified or amended except by a written agreement by and among Landlord, Tenant and Quebecor Printing, Inc., which has executed and delivered to Landlord that certain Guaranty of Lease of even date herewith.

14.29 Performance of Contracts and Permits. Tenant’s agreement that this Lease shall be absolutely net to Landlord, as set forth in Section 4.4 above, shall include, but not be limited to, Tenant’s agreement to fully perform all obligations of Landlord under each of the following contracts, agreements, licenses and permits:

1. Securus, Inc. – 5-year lease effective September 1992 for entry surveillance cameras and associated equipment.

2. Securus, Inc. – Maintenance agreement on DP-owned VCR and monitor.

3. Securus, Inc. – 5-year lease effective March 1993 for Card Access Security System.

4. Wyco, Inc. – Maintenance agreement HVAC system plant.

5. Wyco, Inc. – Maintenance agreement HVAC system 1st and 2nd floor offices.

6. Wyco, Inc. – Maintenance agreement for 2 Liebert units in computer room.

7. Colorado Department of Public Health and Environment – Construction Permit (the “APEN Permit”) No. 93 LR 573, issued February 23, 1995, as modified and amended.

In addition, Tenant agrees that it shall promptly forward to Landlord (i) copies of all reports required to be submitted by Tenant in connection with the APEN Permit, and (ii) copies of any notices, correspondence or demands received by Tenant in connection with the APEN Permit.

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